Exhibit 10.01

 SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated the 15th day of August, 2013

AMONG:

K. JOEL BERRY  (are there any other shareholders?)

(the “Vendors”)
and

SUJA MINERALS CORP. a corporation duly incorporated under the laws of the State of Nevada

(the "Purchaser")

and

GLOBAL ENERGY INNOVATIONS, INC., a corporation duly incorporated under the laws of the State of Michigan.

(the "Corporation")

WHEREAS the Vendors are the owners of all the outstanding stares in the capital of the Corporation;

AND WHEREAS the Vendors have agreed to sell and the Purchaser has agreed to purchase One Hundred Percent (100%) of the issued and outstanding shares of the Corporation (the “Purchased Shares”) on the terms and conditions set forth in this Agreement;

AND WHEREAS the Corporation is a party to this Agreement for the purpose of, among other things, giving certain representations and warranties regarding the Corporation and its business and facilitating the completion of the transaction;

NOW THEREFORE in consideration of the premises and the mutual promises, and in consideration of the representations, warranties and covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

DEFINITIONS

1.	The following terms and expressions shall have, for all purposes of this Agreement, the meaning set out below:

a.	"Agreement" means this agreement and all amendments made to this Agreement by further written agreement among the parties;

b.
"Assets" means those assets of the Corporation more particularly described in Schedule "H", and include, without limitation all the equipment, inventory, office furniture, work-in-progress, proprietary information, business machines and Intellectual Property;

c.	"Closing Date" means that mutually acceptable date which in any event shall not be later than August 6, 2013;

d.	“Corporation” means Global Energy Innovations, Inc., a private corporation duly incorporated pursuant to the laws of the State of Michigan.

e.	"Effective Date" means the Closing Date;

f.
"Environmental Law" means any applicable law relating to the environment or occupational health and safety including those pertaining to: (i)  reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or release, or the threat of the same, of hazardous substances; and (ii)  the generation, manufacture, processing, distribution, use, reuse, treatment, storage, disposal, transport, labeling and handling of hazardous substances;

g.	"Environmental Permits" means all licenses required to be obtained and maintained by the Corporation under Environmental Laws in order to conduct its business;

h.	"Equipment" means any machinery, equipment, vehicles or tools and any accessories or appurtenances thereto;

i.	"Equipment Leases" means any lease in respect of the Equipment to which the Corporation is a party or has any obligations;

j.
"Financial Statements" means the balance sheet, statements of income, retained earnings and changes in the financial position of the Corporation for the period ended December 31, 2012 and the notes to the Financial Statements;

k.	“Financing” means a private placement financing of the Purchaser through the issuance of common shares.

l.	"Laws" shall mean:

i.	all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulation, and municipal bylaws, whether domestic, foreign or international;

ii.	all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any governmental authority or body; and

iii.
all policies, practices, and guidelines or any governmental authority or body which, although not actually having force of law, are considered by such governmental authority or body as requiring compliance as if having the force of law, in each case binding or affecting the party referred to in the context in which such word is used, and "Law" shall mean any one of them;

m.
"Material Adverse Change" means a loss of business reputation, the termination of an officer or a marketing representative, a lawsuit or regulatory action against the Corporation, or the customer termination of a service contract that has not been completed by the Corporation, in any case where such event would materially impede the transactions contemplated hereby or would have a material adverse effect on the business or operation of the Corporation.

n.	"Material Contracts" means the contracts, agreements and arrangements described in Schedule "B" to this Agreement;

o.	"Patents" shall mean those patents registered in the name of K Joel Berry set out in Schedule "G";

p.	"Permitted Encumbrances" means:

i.	liens for taxes, assessments or governmental charges not yet due or delinquent or the validity of which is being contested in good faith;

ii.
liens arising in connection with workers' compensation, unemployment insurance, pension, employment or other social benefits laws or regulations, provided that no amounts are due or delinquent thereunder;

iii.	undetermined or inchoate liens and charges incidental to construction or current operations which relate to obligations not due or delinquent;

iv.	liens arising by operation of law such as builders' liens, carriers' liens, materialness' liens and other liens of a similar nature which relate to obligations not due or delinquent; and

v.	the provisions of the Equipment Leases and Material Contracts.

q.	"Purchased Shares" means the entire legal and beneficial right, title, estate, and interest of the Vendors in and to 100 percent of the issued and outstanding shares in the capital of the Corporation;

r.	"Purchase Price" has the meaning attributed to it in Section 3 hereof;

s.	"Purchaser" means SUJA MINERALS CORP.;

t.	"Person" shall include individuals, partnerships, associations, trusts, firms, unincorporated organizations and corporations;

u.	"Schedules": this Agreement has the following schedules which are attached hereto and form par of this Agreement:

i.	Schedule "A" – Shareholdings of the Corporation;
ii.	Schedule "B" – Material Contracts;
iii.	Schedule "C" – Employee Disclosure;
iv.	Schedule "D" – Equipment Leases
v.	Schedule "E" – Licences;
vi.	Schedule "F" – Banks and Financial Institutions; and
vii.	Schedule "G" – License of Patents
viii.	Schedule "H - Assets

v.
"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, assessments, reassessments or other chares of any kind imposed by any governmental authority or taxing authority, together with all interest, penalties, fines, losses, damages, liabilities, expenses, additions to tax or additional amounts or costs with respect thereto, including taxes or other charges on or in the nature of income, franchises, concessions, property, capital, interest, capital gains, payroll, employment, social security, workers' compensation; excise, withholding, ad valorem, stamp, transfer, value added, goods and services; license registration or documentation fees, or customs duties, tariffs, or similar charge;

w.	"Tax Return" means any report, return or filing with respect to Taxes;

x.	"Undisclosed Liabilities" means any monies owing by, or any liabilities of, the Corporation to any Person which are not disclosed in the Financial Statements;

y.	"Vendors" mean collectively K. Joel Berry ;

z.
"Working Capital" means the amount by which current assets exceeds current liabilities, all as determined in respect of the Corporation in accordance with generally accepted accounting principles and in accordance with prior practice for the Corporation.

The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms "this Agreement" and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement and include any agreement supplemental to this Agreement.  Unless something in the subject matter or context is inconsistent with this Agreement, references in this Agreement to sections are to sections of this Agreement.

In this Agreement words meaning the singular number only shall include the plural and vice versa, words meaning the masculine gender shall include the feminine and neuter genders and vice versa.

TERMS AND CONDITIONS OF PURCHASE

2.
The Vendors agree to sell, assign, convey, and transfer the Purchased Shares to the Purchaser, and the Purchaser agrees to purchase the Purchased Shares from the Vendors on a pro rata basis for the Purchase Price, on the Closing Date, on the terms and conditions set out in this Agreement.  The Purchased Shares are held by the Vendors as set out in Schedule "A".

3.	Subject to any adjustment as specifically provided herein, the Purchase Price shall be paid as follows:

a.	Two Hundred and Fifty Thousand Dollars in cash payable on or before the Closing Date; and

b.	Delivery to the Vendors of 15 million shares of the common stock of Suja Minerals Corp.; and

c.
Delivery to the Vendors of 2,500 Convertible, Non-Dilutable, Voting Super Preferred Shares of the Purchaser (the “Preferred Shares”). The Preferred Shares are convertible at any time into 25% of the total diluted issued shares of the common stock of the Purchaser, or, each of the Preferred Shares has a conversion rate of .01 per cent of the total issued shares of the common stock of the Purchaser at the time of conversion. Furthermore, the Preferred Shares shall at all times prior to their total conversion have voting rights equal to 50.00 % of the total issued and outstanding shares of the Purchaser.

d.	Purchaser agrees that Vendor shall receive an annual royalty on all product sales for a period of ten years (10) as follows:

i)	2.5% on sales to $100 million USD per year;

ii)	1.5% on sales in excess of $100 million USD per year

4.
The Corporation will provide Purchaser with a balance sheet for the Corporation as at the Closing Date (the "Closing Balance Sheet").  The Closing Balance Sheet will be prepared on a basis consistent with the respective balance sheets contained in the Financial Statements and in accordance with generally accepted accounting principles.  The Purchaser shall be entitled to review the preparation of the Closing Balance Sheet and the Purchaser and its accountant shall be entitled to have access to and to receive copies of the working papers for the Closing Balance Sheet prior to its issuance.

5.
In the event of a Material Adverse Change in the financial condition of the Corporation, the Purchaser shall have the option to rescind this Agreement and not complete the purchase, in which event the Vendors and the Purchaser will be released from all obligations hereunder.

6.
Subject to the fulfillment of all the terms and conditions hereof, including approval of regulatory authorities, the legal and beneficial title to the Purchased Shares shall transfer and vest in the Purchaser effective as of the Closing Date.

MANAGEMENT OF THE CORPORATION

7)
The Purchaser agrees that the operations of the Corporation will continue to be managed on a permanent full time basis for a minimum of 5 years by K. Joel Berry (Vendor) according to an employment compensation package to be approved by the Board of Directors of the Purchaser.

8)	The Vendors will appoint the directors to the Board of Directors of the Purchaser, for as long as he is under an employment contract.

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

9)	Each Vendor severally represents and warrants to the Purchaser with respect only to such Vendor and acknowledges that the Purchaser is relying upon the following representations and warranties:

a.
such Vendor has full power and authority to execute, deliver and perform his or her respective obligations under this Agreement, and this Agreement constitutes a valid and legally binding obligation of such Vendor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors’ rights generally and the discretion of the courts with respect to equitable or discretionary remedies and defenses;

b.
such Vendor does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transaction contemplated by this Agreement;

c.
such Vendor is the only legal and beneficial owner of the Purchased Shares set opposite his or her name in Schedule “A” and the Purchased Shares now, and at the Closing Date will, constitute 100% all of the issued and outstanding shares in the capital of the Corporation;

d.
the Purchased Shares owned by such Vendor are free and clear of all security interests, encumbrances, charges, and other third party rights and interests of every nature and kind including, without limiting the generality of the foregoing, any existing or contingent statutory rights, obligations, liabilities or transfer impediments;

e.
there are no outstanding warrants, options, or other rights to acquire the Purchased Shares owned by such Vendor or any portion of the Purchased Shares owned by such Vendor, and without limiting the generality of the foregoing, no person has any option or right (whether at law, preemptive, contractual, equitable or otherwise) capable of becoming an agreement to purchase from such Vendor all or any portion of the Purchased Shares;

f.
the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and provisions of this Agreement do not and will not:

i.
conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any agreement, instrument, lease, license, permit or authority to which such Vendor is a party or is subject or by which such Vendor is bound,

ii.	result in the creation of any lien, charge or encumbrance or other right in favour of a third party against the Purchased Shares owned by such,

iii.	give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration with respect to the Purchased Shares owned by such Vendor, or

iv.
violate any provision of any law, statute or regulation or any judicial, administrative or governmental order, award, judgment, ruling or decree binding on or applicable to such Vendor, the Purchased Shares owned by such Vendor, or the rights or interests of such Vendor in the Purchased Shares owned by him or her;

g.
there is not, and will not be, as of the Closing Date, any judicial, administrative or governmental action, claim, proceeding, suit or investigation in progress or pending or threatened which may materially affect the value of the Purchased Shares owned by such Vendor or which may affect the ability of such Vendor to consummate the transactions contemplated by this Agreement;

h.
there are no charges, judgments, orders, writs, decrees or injunctions in existence, contemplated or threatened, against or in respect of the Purchased Shares of such Vendor, or which may affect the ability of such Vendor to consummate the transactions contemplated by this Agreement;

i.
such Vendor has done no act or thing, nor has he or she omitted to do any act or thing by which the title to, or right or interest of, such Vendor in the Purchased Shares owned by him or her may be cancelled, terminated or in any way diminished;

j.
except for any required consent of the board of directors of the Corporation and any corporate resolutions, such Vendor is not obligated to obtain the consent of any person or to provide notice to any person with respect to the transactions contemplated by this Agreement, nor do the transactions contemplated by this Agreement give rise to any rights of first refusal or preemptive, preferential or similar rights of purchase or violate any provision of a shareholder agreement of the Corporation; and

10)	Each Vendor severally represents and warrants to the Purchaser and acknowledges that the Purchaser is relying upon the following representations and warranties regarding the Corporation:

k.
the Corporation is a duly incorporated valid and subsisting corporation under the laws of the State of Michigan, is duly authorized to conduct its business under the laws of each jurisdiction where it carries on business, and the Corporation has full corporate power and authority to own and operate its assets and to carry on the business in which it is engaged;

l.	the Corporation has the full right, power and corporate authority to enter into this Agreement with the Purchaser and the Vendors and to consummate the transaction contemplated by this Agreement;

m.
this Agreement has been properly authorized, executed and delivered by the Corporation and constitutes a legal, valid and legally binding obligation of such Corporation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors’ rights generally and the discretion of the courts with respect to equitable or discretionary remedies and defenses;

n.
the issued share capital of the Corporation consists of 100 Common Voting shares.  All of the Purchased Shares are validly issued, fully paid and non assessable.  Except for the Purchased Shares, no person has any agreement or option, or any right capable of becoming an agreement or option, for the purchase or issuance of any unissued shares of any of the Corporation or of any other securities of any of the Corporation convertible into shares;

o.
the Corporation is the legal and beneficial owner of all of its assets, free and clear of all encumbrances whatsoever other than Permitted Encumbrances.  No person has, or has any right capable of becoming, any agreement, option, understanding or commitment for the purchase or other acquisition of the Purchased Shares or any of the assets of the Corporation, other than pursuant to purchase orders accepted by the Corporation in the ordinary course of its business, other than the Building Purchase;

p.	such Vendor is not aware of any material defects in the Corporation’s title or claim to, or interest in, its assets, business or undertaking;

q.
neither the entering into of this Agreement by the Corporation, nor the entering into of any agreement or other instrument contemplated hereby nor the completion of the transactions herein contemplated nor the performance by the Vendors of their obligations hereunder will:

i.
conflict with, or result in the breach of or default under, or cause the acceleration of any obligations of the Corporation under, any of the terms and provisions of:  (a) any applicable Laws, (b) the constating documents of the Corporation or any resolution of its directors or shareholders; or (c) any contract or agreement to which the Corporation is a party or by which it is bound, or any license held by the Corporation which is necessary for the conduct of its business;

ii.	relieve any other party to any Material Contract or any Equipment Lease of that party's obligations hereunder or enable it to terminate its obligations hereunder; or

iii.	result in the creation of any lien or encumbrance on any of the assets of the Corporation;

r.
no regulatory approval or registration or filing with, notice to, or waiver from, any governmental authority is required to be obtained or made by the Vendors or the Corporation in connection with the execution, delivery and performance by the Vendors of their obligations under this Agreement;

s.
there are no actions, suits proceedings, or investigations pending or, to the best of such Vendor’s knowledge threatened or contemplated against the Corporation at law or in equity, before any federal, provincial, municipal or other governmental department, commission, board, agency, domestic or foreign.  The Corporation is not subject to any outstanding judgments or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, provincial, municipal or other governmental department, commission, board, agency, domestic or foreign;

11)	The Vendors severally represent and warrant to the Purchaser that:

t.
Schedule "C" contains, as at the date hereof, the names and titles or positions of the managers and employees. Schedule "C" also contains a list of all other persons receiving, as at the date hereof, compensation for work or services provided to the Corporation who are not employees and particulars of their terms of engagement.

u.
the Corporation is in compliance with all applicable employment legislation in the State of Michigan.  There are no outstanding wages, compensation or benefits owing to employees, other than in the ordinary course of business.  All material levies, assessments and penalties made against the Corporation under any employment legislation have been paid in full.  To such Vendors’ knowledge, there is no complaint, claim, proceeding or unfair labor practice charge or similar complaint under any employment legislation against the Corporation pending or threatened before any governmental authority;

v.
The Corporation does not hold pension plans, deferred compensation plans, retirement income plans, stock option or stock purchase plans, profit sharing plans, bonus plans or policies, employee group insurance plans, hospitalization plans, disability plans and other employee benefit plans, programs, policies and practices, formal or informal, with respect to its employees;

w.
the Corporation is not subject to any agreement with any labor union or employee association and has not made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and, to the knowledge of such Vendor, there are no current attempts to organize, certify or establish any labor union or employee association, in relation to any of the employees of the Corporation;

x.
there is no employee who cannot be dismissed on reasonable notice.  To the knowledge of such Vendor, no claim is outstanding or has been threatened against the Corporation by any current or former employee for damages respecting wrongful dismissal or pursuant to any Employee Benefit Plan;

y.
the Equipment Leases listed or identified on Schedule "D" are the only leases of personal property to which the Corporation is a party or under which the Corporation has rights.  All of the Equipment Leases are in full force and effect and no material default exists on the part of the Corporation or, to the knowledge of such Vendor, on the part of any of the other parties thereto.  All payments due under the Equipment Leases have been duly and punctually paid and all material obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases;

z.
since December 31, 2012 there has been no material change in the condition or value of the tangible assets of the Corporation and the tangible assets used in the business of the Corporation are in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted;

aa.
the Corporation is not a party to or bound by or subject to any agreement, contract or commitment, written or oral, of any nature or kind relating to the business of the Corporation that to such Vendor’s knowledge may result in any liabilities, except for:

i.	the Equipment Leases;

ii.	agreements and arrangements with respect to the employees of the Corporation;

iii.	the Permitted Encumbrances;

iv.	the Material Contracts; and

v.	quotes for goods or services of the Corporation, not yet accepted by the recipient of the quote;

vi.
the Material Contracts are all in good standing and in full force and effect with no amendments except as disclosed on Schedule "B".  The copies of all Material Contracts, including any amendments thereto or extensions thereof, made available to the Purchaser for inspection are true and complete copies of the originals and all of the Material Contracts and such amendments and extensions are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and rules of equity.  The Corporation has complied in all material respects with all terms of the Material Contracts, has paid all amounts due hereunder, has not waived any rights hereunder which could reasonably be expected to have a material adverse effect on the Corporation, and no material default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach.  All amounts, if any, currently payable to the Corporation under the Material Contracts are due and owing and to the knowledge such Vendor, the Corporation has not received any notice whereby the counterparty to a Material Contract has purported to exercise any right of setoff.  Schedule "B" also sets forth all material quotations, orders or tenders for contracts submitted by the Corporation which remain open for acceptance and which, upon acceptance, would constitute a binding agreement;

vii.
as of the date hereof the Corporation has not received a notice or claim for warranties, repairs or maintenance which remains outstanding, nor is the Corporation required to provide any performance bonds or other financial security arrangements in connection with any transactions with any of its customers or suppliers which have not, as at the date hereof, not been supplied;

viii.
the accounts receivable of the Corporation have arisen in the ordinary course of business, are bona fide and to the knowledge of such Vendor good, valid, enforceable and collectible as at the date hereof without any setoff or counterclaim;

ix.
Schedule "E" lists and describes all licenses (the "Licenses") held by the Corporation which are required to be obtained by a governmental authority in order for the Corporation to conduct its business.  All Licenses are valid and subsisting and in good standing and there is no material default hereunder.  To such Vendor’s knowledge, the Corporation has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations.  To such Vendor’s knowledge, the Corporation has not received any notice, written or oral, asserting noncompliance in any material respect with applicable federal, provincial or local laws, rules or regulations or any agency thereof having jurisdiction over the Corporation.  To such Vendor’s knowledge, there are no pending or threatened, administrative, judicial, investigative, inspection or other proceedings by any governmental authority involving the Corporation;

bb.	to such Vendor’s knowledge, the Corporation has not received:

i.
any orders or directives from any governmental regulatory body which relate to environmental liabilities and which require any work, repairs, construction or capital expenditures to be completed or incurred by the Corporation where such order or directives have not been complied with in all material respects;

ii.
written notice of any environmental liabilities which require any work or repairs, construction or capital expenditures to be completed or incurred by the Corporation which have not been complied with in all material respects;

iii.
the Corporation carries on its business and operates and maintains the properties and assets used in its business in compliance with all Environmental Laws and, to the knowledge of such Vendor, there are no facts that could give rise to a notice of noncompliance by the Corporation with respect to any Environmental Law that would have a material adverse effect on the Corporation;

iv.
the Corporation has all Environmental Permits required to be held by it to operate its business and to own, use and operate the properties and assets used in its business.  Each such Environmental Permit is valid, subsisting and in good standing, and there is no material default or breach of any such Environmental Permit and to such Vendor’s knowledge no proceeding is pending or threatened and no grounds exist to revoke or amend any such Environmental Permit;

cc.
to such Vendor’s knowledge, the conduct of the Corporation's business does not conflict with, infringe upon or violate and is not alleged by any person to conflict with, infringe upon or violate the intellectual property rights of any other person;

dd.	the Financial Statements of the Corporation:

i.	are in accordance with the books and accounts of the Corporation;

ii.	present fairly and accurately the financial position of the Corporation in accordance with US GAAP;

iii.	have been prepared in accordance with generally accepted accounting principles consistently applied; and

iv.	present fairly all of the assets and liabilities of the Corporation, including, without limitation, all contingent liabilities of the Corporation;

ee.	since December 31, 2012 the Corporation has not:

i.	had any Material Adverse Change in the business operations, properties, assets or conditions financial or otherwise from that shown in the Financial Statements;

ii.	paid any dividend or bonus or otherwise made any distribution of any kind or nature whatsoever to any of its shareholders as such or taken any corporate proceedings for such purpose;

iii.	redeemed, purchased or otherwise retired any of its shares or otherwise reduced its stated capital;

iv.	subjected any of its assets, or permitted any of its assets to be subjected, to any mortgage, charge, encumbrance or right in favor of any person;

v.	acquired, sold, leased or otherwise disposed of or transferred any assets other than in the ordinary and customary course of business other than the Building Purchase;

vi.	entered into or become bound by any contract, agreement, transaction or arrangement, written or oral, that was not in the ordinary and customary course of its business;

vii.
modified, amended or terminated any contract, agreement, transaction or arrangement to which it is or was a party, or waived, relaxed or released any right which it has or had, other than in the ordinary and customary course of its business;

viii.	incurred any debt, liability or obligation for borrowed money, or incurred any other debt, liability or obligation except in the ordinary and customary course of its business;

ix.	issued, sold or become liable on any share or debt obligation;

x.	issued any other forms of shares;

xi.	agreed or offered to do any of the things described in this subsection;

ff.	between the date of this Agreement and the Closing Date, the Corporation will not do any of the things described in subsection 12 (l) (ii) to (xi)without the prior written consent of the Purchaser;

gg.
except as set forth in the Financial Statements the Corporation has not executed any instruments, entered into any agreements or arrangements pursuant to which the Corporation has borrowed any money, incurred or guaranteed any indebtedness or established a line of credit which represents a liability of the Corporation;

hh.
the Corporation is not liable to the Workers' Compensation Board or any other agency, board or department for any amounts other than those amounts accrued and payable in the ordinary course of business operations;

ii.	the Corporation is not a party to any agreement or commitment to acquire any subsidiary business, operation or assets;

jj.
Schedule "F" sets forth an accurate and complete list of the names and locations of banks, trust companies, and other financial institutions at which the Corporation maintains accounts of any nature or safe deposit boxes, and the names of all persons or entities currently authorized to make withdrawals therefore or have access thereto;

kk.	the Corporation has not guaranteed the obligations of any other person (including any corporation);

ll.
Schedule "G" sets forth an accurate and complete list of all Patents licensed to the  Corporation, which areowned solely by Dr. K Joel Berry. no person holds a general or special power of attorney from any of the Corporation or over any financial or real asset of the Corporation;

mm.	the Corporation is in good standing with all applicable taxing authorities and:

i.
has duly and timely filed all tax returns, including without limitation returns for goods and services taxes, required to be filed by it, has made and remitted as required or desirable deductions or withholdings at source and has collected and paid in full all taxes, duties, levies, assessments, reassessments, penalties, interest and fines which are collectable, due and payable by it;

ii.
all tax returns filed by the Corporation accurately reflect, and do not in any respect understate, the taxable income or the liability for taxes (including goods and services tax) for the Corporation in the relevant tax year or calendar year;

iii.
there are no actions, suits, proceedings, investigations or claims pending or threatened against the Corporation in respect of taxes, governmental charges or assessments, nor are any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return;

iv.
the Corporation has withheld from each payment made to any of its present and former officers, directors and employees the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time periods required under any applicable legislation;

nn.
all the acts of the directors, officers and shareholders of the Corporation have been duly authorized by all necessary corporate proceedings, and the Corporation is not in contravention of any law, statute, rule, regulation, order, award, judgment, ruling or decree.

12)
The representations and warranties of the Vendors contained in sections 10, 11 and 12 are for the benefit of the Purchaser, and the Vendors acknowledge and confirm that the Purchaser is relying upon such representations and warranties.  The Vendors shall give the Purchaser notice of any facts which may give rise to a claim under sections 10, 11 and 12 with reasonable diligence after such facts come to the attention of the Vendors.

13)
The representations and warranties contained in sections 10, 11 and 12 shall be true and correct on the Closing Date as if made on the Closing Date and shall survive the Closing Date and remain in full force and effect for the benefit of the Purchaser for a period of one year after the Closing Date.

14)
The representations and warranties contained in sections 10, 11 and 12 shall be deemed to apply to and be contained in all conveyances, assignments, transfers and other documents delivered by the Vendors in connection with the transactions contemplated by this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

15)	The Purchaser represents and warrants to the Vendors and the Corporation and acknowledges that the Vendors and the Corporation are relying upon the following representations and warranties:

rr)
the Purchaser is a duly incorporated, valid and subsisting corporation under the laws of the State of Nevada and has the requisite corporate power and authority to own its assets and to conduct its business as it is now being conducted and it is also duly qualified to carry on business in each jurisdiction in which the nature of its business makes such qualification necessary;

ss)
there are no material actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of the Purchaser instituted, pending, or, to the knowledge of the Purchaser threatened against or affecting the Purchaser at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending or, to the knowledge of the Purchaser threatened, against the Purchaser which would prevent or materially hinder the consummation of the transactions contemplated by this agreement;

tt)	the Purchaser has full right, power and authority to enter into this Agreement with the Vendor and to consummate the transaction contemplated by this Agreement;

uu)
this Agreement has been properly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the applicable laws of bankruptcy, insolvency, laws that generally affect creditors rights;

vv)
the Vendors certificated common stock shareholders will hold an initial minimum of 5% of the total issued and outstanding shares of the Purchaser. Upon issuance of additional shares by the Purchaser, each certificated common stock shareholders will be issued additional shares. equal to a pro-rata percentage of the additional shares issued by the Purchaser. Effectively making the certificated shares, issued in the name of Dr. Joel Berry and original seed investors, non-dilutable. Should the certificates be sold transferred, deposited in DTC, or encumbered this provision shall cease to be in effect with said shares of stock.

ww)	all issuances of stock of the Purchaser must be approved by the Board of Directors of the Purchaser.

oo.	it is guaranteed that there are no outstanding warrants, options, convertibles, convertible notes, or debentures, or other rights to acquire shares of the company.

pp.
the Purchased Shares owned by such Vendor or any portion of the Purchased Shares owned by such Vendor, and without limiting the generality of the foregoing, no person has any option or right (whether at law, preemptive, contractual, equitable or otherwise) capable of becoming an agreement to purchase from such Vendor all or any portion of the Purchased Shares;

16)
The representations and warranties of the Purchaser contained in section 16 are for the benefit of the Vendors and the Corporation, and the Purchaser acknowledges and confirms that the Vendors and the Corporation are relying upon such representations and warranties.  The Purchaser shall give the Vendors and the Corporation written notice of any facts which may give rise to a claim under section 16 with reasonable diligence after such facts come to the Purchaser's attention.

18)
The representations and warranties contained in section 16 shall be true and correct on the Closing Date and shall survive the Closing Date and remain in full force and effect for the benefit of the Vendors for a period of 10 year after the Closing Date.

COVENANTS OF THE VENDORS

19)	Each Vendor severally agrees to indemnify the Purchaser against:

vv)
any and all claims, actions, causes of action, liabilities, losses, damages, costs, charges, expenses, legal fees and disbursements (on a solicitor and his own client basis), fines and penalties which the Purchaser may suffer, incur, or be liable for, directly, or indirectly, in consequence of a breach of any of the representations and warranties of such Vendor contained in Sections 10, 11 and 12;

ww)
any claims, liabilities, and actions, causes of action, liabilities, losses, damages, costs, charges, expenses, legal fees and disbursements (on a solicitor and his own client basis), fines, or penalties arising from actions of such Vendor at any time prior to the Closing Date and which are imposed upon the Purchaser under or by virtue of the laws of any jurisdiction.

xx)
Indemnification procedure: If any matter or thing shall be claimed against any person in respect of which indemnity is provided herein, such person (the indemnified party) will notify in writing the person who provided the indemnity (the indemnifying party) of the nature of the claim.  Further the indemnified party shall give prompt written notice to the indemnifying party of any written or oral notice or inquiry, notice of assessment, or notice of reassessment received from a taxing authority and relating to a matter that may give rise to a claim for indemnity under this clause;

yy)
The amount of any indemnification due for tax claims pursuant to this section shall be net of the present value of any tax benefits resulting from the reassessment and any such claim for indemnity, and include the amount necessary to hold the indemnified party harmless after tax.;

20)	The indemnities contained in section 19 shall survive the Closing Date and remain in full force and effect after the Closing Date for a period of one year.

21)
All charges, fees, commission, expenses or other remuneration payable to licensed brokers, agents or other intermediaries who acted for the Vendor in connection with the transactions contemplated by this Agreement shall be for the sole account of and be paid by such Vendor.

22)	On or before the Closing Date, the Vendors shall deliver the following to the Purchaser:

zz)
share certificates of the Corporation registered in the names of the Vendors and representing the Purchased Shares, duly signed off in blank on the reverse side of the share certificates by the Vendors as of the Closing Date;

aaa)
certified resolution of directors of the Corporation approving the transfer of the Purchased Shares to the Purchaser by the Vendors, duly executed by an authorized officer of the Corporation as of the Closing Date;

bbb)	if requested by the Purchaser, duly executed resignations and releases from each of the Vendors in their capacity as directors, officers and shareholders of the Corporation;

ccc)	such further and other documents or resolutions as may be necessary or desirable to duly transfer the Purchased Shares to the Purchaser in accordance with the intent of this Agreement.

23)
The Vendors shall from time to time after Closing Date, at the request of the Purchaser but without further consideration, execute and deliver all such further and additional instruments, notices, releases, and documents and do and perform all such further acts and things as may be necessary or desirable to fully carry out the intent of this Agreement.

COVENANTS OF THE CORPORATION

24)
The planning, decision making and control in the Corporation will continue in a manner consistent with past practice, until the Closing Date.  Except in the ordinary course of business, the Corporation will not make any commitment or expenditure, or dispose of any material assets.

COVENANTS OF THE PURCHASER

25)	The Purchaser agrees to indemnify the Vendors against:

ddd)
any and all claims, actions, causes of action, liabilities, losses, damages, costs, charges, expenses, legal fees and disbursements, fines and penalties which the Vendors may suffer, incur, or be liable for, directly, or indirectly, in consequence of a breach of any of the representations and warranties of the Purchaser contained in section 16; and

eee)
any and all claims, actions, causes of action, liabilities, losses, damages, costs, charges, expenses, legal fees and disbursements, fines and penalties, arising from actions of the Purchaser at any time subsequent to the Closing Date and which are imposed upon the Vendors under or by virtue of the laws of any jurisdiction.

fff)
Indemnification procedure: If any matter or thing shall be claimed against any person in respect of which indemnity is provided herein, such person (the indemnified party) will notify in writing the person who provided the indemnity (the indemnifying party) of the nature of the claim.  Further the indemnified party shall give prompt written notice to the indemnifying party of any written or oral notice or inquiry, notice of assessment, or notice of reassessment received from a taxing authority and relating to a matter that may give rise to a claim for indemnity under this clause.

ggg)
The amount of any indemnification due for tax claims pursuant to this section shall be net of the present value of any tax benefits resulting from the reassessment and any such claim for indemnity, and include the amount necessary to hold the indemnified party harmless after tax.

26)	The indemnities contained in section 25 survive the Closing Date and remain in full force and effect after the Closing Date for a period of one year.

27)
All charges, fees, commission, expenses or other remuneration payable to licensed brokers, agents or other intermediaries who acted for the Purchaser in connection with the transactions contemplated by this Agreement shall be for the sole account of and be paid by the Purchaser.

28)	On or before the Closing Date, the Purchaser shall deliver the following to the Vendors:

hhh)	a certified copy of the resolutions of the directors of the Purchaser authorizing the transactions contemplated by this Agreement duly executed by an authorized officer of the Purchaser;

iii)	releases of the Vendors in their capacity as directors, officers or shareholders of the Corporation, as the case may be;

jjj)	receipts for the share certificates representing the Purchased Shares.

kkk)
The Purchaser shall from time to time after Closing Date, at the request of the Vendors but without further consideration, execute and deliver all such further and additional instruments, notices, releases and documents and do and perform all such further acts and things as may be necessary or desirable to fully carry out the intention of this Agreement.

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

29)
The obligations of the Purchaser to complete the transactions contemplated by this Agreement and the obligations of the Purchaser under this Agreement shall be subject to the fulfillment on or before Closing Date of the following conditions:

lll)	each of the representations, warranties and covenants of the Vendors shall be true and correct as at the Closing Date;

mmm)	the Purchaser, acting reasonably, shall have completed to its satisfaction all necessary due diligence including without limitation reviewing the Financial Statements;

nnn)	no Material Adverse Change shall have occurred in the business of the Corporation;

ooo)	the Purchaser shall have obtained all necessary approvals to complete any Qualifying Transaction undertaken by the Purchaser as part of a series of transactions to obtain the Financing;

ppp)	all documents, instruments and assurances required to be delivered to the Purchaser by the Vendors pursuant to Section 22 shall have been delivered on or prior to Closing Date; and

qqq)	the minute book of the Corporation shall be current in every material respect and shall have been delivered to the Purchaser; and

30)
The conditions set out in section 30 have been inserted for the benefit of the Purchaser.  If any of the conditions set out in section 30 shall not have been fulfilled on or prior to Closing Date, the Purchaser may rescind this Agreement by notice to the Vendors and in such event the Purchaser shall be released from all of its obligations under this Agreement.  The Purchaser may waive or relax compliance with any of the conditions to the obligations of the Purchaser under this Agreement without prejudice to its right of rescission in the event of nonfulfillment of the same condition at a later time or in the event of nonfulfillment of any other condition or conditions, provided that any such waiver or relaxation shall be binding upon the Purchaser only if made in writing.

CONDITIONS TO THE OBLIGATIONS OF THE VENDORS

31)
The obligations of the Vendors to complete the transactions contemplated by this Agreement and the obligations of the Vendors under this Agreement shall be subject to the fulfillment on or before Closing Date of the following conditions:

rrr)	each of the representations, warranties and covenants of the Purchaser shall be true and correct as at the Closing Date;

sss)	all bank drafts, documents, instruments and assurances required to be delivered to the Vendors by the Purchaser pursuant to section 29 shall have been delivered on or prior to Closing Date;

32)
The conditions set out in section 32 have been inserted for the benefit of the Vendors.  If any of the conditions set out in section 32 shall not have been fulfilled on or prior to Closing Date, the Vendors may rescind this Agreement by notice to the Purchaser and in such event the Vendors shall be released from all of their obligations under this Agreement.  The Vendors may waive or relax compliance with any of the conditions to the obligations of the Vendors under this Agreement without prejudice to their right of rescission in the event of no fulfillment of the same condition at a later time or in the event of no fulfillment of any other condition or conditions, provided that any such waiver or relaxation shall be binding upon the Vendors only if made in writing.

CONFIDENTIALITY, NONCOMPETITION, NON-SOLICITATION AND PRIVACY

33)
The Vendors acknowledge that they are privy to certain information, technology and other proprietary and customer documentation of the Corporation (the "Confidential Information").  Such Confidential Information is valuable, confidential and proprietary information belonging to the Corporation which includes, without limitation, the following:

uuu)
all technical, scientific, economic and business information including, without limitation, all computer programs, maps, specifications, pricing strategies, sales analysis reports, designs, processes, procedures, customer information, reports, patents, improvements, discoveries and inventions, or parts or portions thereof which are conceived, originated or prepared by the Corporation or any person or firm associated or affiliated with it and their respective employees, officers, agents or representatives;

vvv)	any proprietary or Confidential Information disclosed to the Corporation by others to which the Vendors have access during the course of their work for the Corporation;

www)	all financial records of the Corporation or any of its associated or affiliated companies;

xxx)	marketing contacts, mailing lists, client and supplier information and other data used internally by the Corporation to identify clients and potential clients for business purposes;

yyy)	any hardware or computer software specifications developed by the Corporation's employees and contractors;

zzz)	any system, utility, code or application computer programming existing on paper, magnetic tape, disk, CD, DVD or any other electronic or digital storage material or device; and

aaaa)	all technology, works, designs, audio, visual, literary, dramatic or other works and integrated circuit topographies.

34)
The Vendors agree not to disclose, directly or indirectly, to any other person, firm, corporation or entity nor use at any time any Confidential Information disclosed to or acquired by the Vendors.  The Vendors shall have no obligation with respect to such Confidential Information which:

bbbb)	is already publicly known;

cccc)	is or becomes publicly known through no wrongful act of the Vendors; or

dddd)	is approved for release by an officer of the Corporation.

35)
The Vendors shall be prohibited from, either directly or indirectly, whether alone or in conjunction with any other person, firm, corporation or entity whether as a principal, agent, partner, employee, contractor or shareholder or any other manner whatsoever, carry on, advertise or be engaged in or be connected with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his or her name to be used or employed by any person, firm, corporation or entity who carries on a business which is the same or substantially similar to or which directly competes with the business actually conducted by the Corporation or any party thereof or contemplated to be conducted by the Corporation for a period of two (2) years following the date on which Vendors cease to be shareholders of the Corporation.

36)
The Vendors further agree that they shall not solicit the business, employment or engagement of any  of the Corporation's customers and clients which the Vendors or the Corporation formerly dealt with, serviced or called upon, nor solicit or induce any employee or independent sales representative of the Corporation to sever or abandon such employment or representation with the Corporation, without prior written consent of the Corporation for a period of two (2) years following the Closing Date.

37)
The Purchaser hereby indemnifies the Vendors and the Corporation for any claims that may be brought against or suffered by the Vendors or the Corporation by reason of the breach of the covenants of the Purchaser contained in this section.  This indemnity is subject to the procedure set out in section 25(c); and

38)
The provisions of this section 38 shall survive the Closing Date or the termination of this Agreement and remain in full force and effect after for a period of one (1) year for the benefit of the Vendors.

CLOSING AND POST CLOSING MATTERS

39)
Subject to Sections 30 and 32 the transactions contemplated by this Agreement shall close on Closing Date at the offices of the Purchaser or at such other place as shall be mutually agreed to by the Purchaser and the Vendors.

40)	After the Closing Date, each party shall provide to the other party such cooperation and information as either of them may reasonably request for the purpose of:

eeee)	filing any tax returns, amended tax returns or claim for refund of or by the Corporation;

ffff)	determining a liability for Taxes or a right to refund of Taxes of or by the Corporation; and

gggg)	conducting any audit or other proceeding in respect of Taxes paid or payable by the Corporation.

Such cooperation and information shall include providing copies of all relevant portions of tax returns of the Corporation, together with relevant accompanying schedules and work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and tax basis of property which such party may possess in connection with the Corporation.

GENERAL

41)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set out in this Agreement.

42)
Any notice to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail, by transmittal by telecopy or by electronic mail addressed to the recipient as follows:

To the Purchaser at:

302-1912 Enterprise Way
Kelowna, BC V1Y9S9

To the Vendors at:

6060 Covered Wagons Trail
Flint, Michigan 48532

or to such other address, telecopy number, email address or individual as may be designated by notice given by either party to the other.  Any communication given by telecopy or email shall be conclusively deemed to have been given on the day of successful transmittal.  If the party giving any notice knows or ought reasonably to know of any difficulties with any method of delivery, notice shall be given by another method.

43)
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of a provision and the remaining part of such provision and all other provisions shall continue in full force and effect.

44)
This Agreement may be executed in several counterparts and by facsimile, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

45)	Neither party may assign any rights or obligations under or in respect of this Agreement.

46)	Time shall be of the essence of this Agreement.

47)
Except as specified herein, each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants and financial advisors.

48)
No waiver by either party shall be effective unless in writing, and a waiver shall affect only the matter specifically identified in the writing granting such waiver and shall not extend to any other matter.

49)
Each party shall, from time to time and without additional consideration, perform all acts and execute and deliver all documents required to carry out and give full effect to the terms of this Agreement.

50)
The provisions of this Agreement shall survive the completion of the sale of the Purchased Shares and shall not merge in any transfer or other document or instrument executed or delivered pursuant to this Agreement.  Without limiting the generality of the foregoing, the liability of a party for any breach of any of its representations, warranties, covenants, agreements or other obligations hereunder prior to the completion of the sale of the Purchased Shares shall not be extinguished or in any manner diminished by such completion.

51)
This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada and the parties hereto agree to submit to the exclusive jurisdiction of the courts of said province for the purpose of such construction and enforcement.

52)
In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner.  Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association.  The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in Flint, Michigan.  The cost of arbitration shall be borne by the party against whom the award is rendered or, if the interest of fairness, as allocated in accordance with the judgment of the arbitrators.  All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding.  The arbitrators shall be selected as follows: one by Vendors, one by Purchaser and a third by the two selected arbitrators.  The third arbitrator shall be the chairman of the panel.

53)
This Agreement shall be binding upon and shall endure to the benefit of the parties hereof, their respective representatives, heirs, executors, administrators, successors and assigns. Nothing herein, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, all on the day and year first above written.

SUJA MINERALS CORP.

Per:           __________________________________

_____________/s/ Matt Reams__(accepted as of August 15, 2013)
Matt Reams
President

GLOBAL ENERGY INNOVATIONS, INC. (Vendor)

Per:           __________________________________

____________/s/ K. Joel Berry_______________
K. JOEL BERRY
President